UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 12, 2015
Coeur Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-8641 (Commission File Number)	82-0109423 (IRS Employer Identification No.)
104 S. Michigan Ave.
Suite 900
Chicago, Illinois 60603
(Address of Principal Executive Offices)
(312) 489-5800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) At the 2015 Annual Meeting of Stockholders of Coeur Mining, Inc. (the “Company” or “Coeur”) held on May 12, 2015, the Company’s stockholders approved the Coeur Mining, Inc. 2015 Long-Term Incentive Plan (the “Plan”), which is an amendment and restatement of the Company’s 2003 Long-Term Incentive Plan.

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”). Employees of the Company, its affiliates and its subsidiaries, as well as non-employee directors of the Company, are eligible to participate in the Plan. Up to 8,431,419 shares of the Company’s common stock will be authorized for issuance through the Plan pursuant to awards granted on or after December 31, 2014, increasing the number of shares available for new awards by 7,000,000. The Plan provides the Committee with the authority to award options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance units, performance shares and incentive opportunities.

The Plan provides that the aggregate number of shares that may be subject to share-based awards granted during any calendar year to any one employee is 1,250,000, regardless of the type of award. The maximum cash amount payable pursuant to an incentive opportunity granted in any calendar year to any one employee under Plan is $10,000,000. These individual award limits apply to both awards granted after the effective date of the Plan and to awards outstanding as of the effective date of the Plan. Under the Plan, the aggregate number of shares that may be subject to awards granted during any calendar year to any one non-employee director cannot exceed that number of shares having a fair market value on the date of grant equal to $300,000; provided, however, that this limit will be increased to $600,000 for any non-employee director that is designated as Chairman of the Board or Lead Director.

Options and SARs issued under the Plan will not be repriced, replaced, or regranted through cancellation in exchange for cash, other awards, or a new option or SAR at a reduced exercise or base price, or by lowering the exercise price of a previously granted option or SAR, except (i) with the prior approval of the Company’s stockholders or (ii) equitably in connection with changes in outstanding common stock by reason of a merger, stock split, or certain other events. The term of stock options and SARs granted pursuant to the Plan may not exceed ten years, unless granted to participants outside the United States.

Shares issued pursuant to stock options and SARs will count against the number of shares available for issuance under the Plan on a one-for-one basis, whereas each share issued pursuant to all other awards will count against the number of shares available for issuance under the Plan as 1.5 shares.

The Plan was effective as of May 12, 2015. The Plan will terminate with respect to the grant of new awards on May 12, 2025.

The foregoing description of the terms of the Plan is qualified in its entirety by reference to the actual terms of the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders
Coeur held its 2015 Annual Meeting of Stockholders on May 12, 2015, in Chicago, Illinois (the “Annual Meeting”). Coeur’s stockholders voted on the following five proposals at the Annual Meeting. The number of votes cast for and against each proposal and the number of abstentions and broker non-votes are set forth below.

Proposal 1. Election of Directors
The stockholders elected the following eight individuals to Coeur’s Board of Directors for one-year terms expiring at the 2016 Annual Meeting. The voting results were as follows:

	For	Against	Abstain	Approval Percentage (1)
Robert E. Mellor	50,522,500	6,015,251	182,438	89.4%
Linda L. Adamany	55,719,387	824,784	176,018	98.5%
Kevin S. Crutchfield	50,689,802	5,843,236	187,151	89.7%
Sebastian Edwards	50,664,492	5,870,144	185,553	89.6%
Randolph E. Gress	55,739,838	791,798	188,553	98.6%
Mitchell J. Krebs	55,684,879	836,393	198,917	98.5%
John H. Robinson	50,484,995	6,048,398	186,796	89.3%
J. Kenneth Thompson	55,368,403	1,176,463	175,323	97.9%

Broker Non-Votes:	20,214,233

Proposal 2. Authorize an amendment to Coeur’s certificate of incorporation to increase the number of authorized shares of common stock from 150 million to 300 million shares.
The stockholders authorized the amendment to Coeur’s certificate of incorporation to increase the number of authorized shares of common stock from 150 million to 300 million shares. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes	Approval Percentage (2)
63,117,739	13,298,797	517,886	—	61.1%

Proposal 3. Approve the adoption of the Coeur Mining, Inc. 2015 Long-Term Incentive Plan and the reservation of 8,431,419 shares of common stock for issuance under the terms of the plan.
The stockholders approved the adoption of the Coeur Mining, Inc. 2015 Long-Term Incentive Plan and the reservation of 8,431,419 shares of common stock for issuance under the terms of the plan. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes	Approval Percentage (1)
54,369,432	2,005,417	345,340	20,214,233	96.4%

Proposal 4. Approval of advisory resolution on executive compensation.
The stockholders approved an advisory resolution on executive compensation. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes	Approval Percentage (1)
33,273,039	17,903,700	5,543,450	20,214,233	65.0%

Proposal 5. Ratification of Appointment of Independent Registered Public Accounting Firm.
The stockholders ratified the appointment of KPMG LLP as Coeur’s independent registered public accounting firm for the 2015 fiscal year. The voting results were as follows:

For	Against	Abstain	Broker Non-Votes	Approval Percentage (1)
75,716,015	837,582	380,825	—	98.9%

(1) Percentage of votes cast for the nominee or proposal.
(2) Percentage of outstanding stock entitled to vote.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following exhibit is filed herewith:
Exhibit 10.1 Coeur Mining, Inc. 2015 Long-Term Incentive Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.
Date: May 13, 2015	By: /s/ Casey M. Nault
Name: Casey M. Nault Title: Senior Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Coeur Mining, Inc. 2015 Long-Term Incentive Plan